Exhibit 99.3
Summary of Michigan Consolidated Gas Company’s Rate Case Filing U-164001
July 29, 2010
Michigan Consolidated Gas Company (MichCon) filed a general rate case on July 27, 2010 with the Michigan Public Service Commission (MPSC). This document provides a summary of MichCon’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.cis.state.mi.us/efile/) under case number U-16400.
The average residential customer annual bill in 2011, including the requested rate increase, is expected to be approximately 6% below what customers paid in 2010. Customers are benefiting from an expected reduction in the cost of natural gas.
Consistent with Michigan’s Public Act 286 of 2008, a final MPSC order is expected no later than July 2011. We look forward to working through the elements of the filing with the MPSC, staff and other stakeholders.
Highlights of MichCon’s Rate Filing
•	Test Year:
MichCon’s rate case filing is based on a fully projected 2011 test year.
•	Base Rates:
The table below shows the components of MichCon’s rate increase request.

	Amount
Item	($ millions)	Description
Rate Base	$15	$111 million increase in rate base
Capitalization Changes	$(10)	Lower cost of debt
Retail Sales Reductions	$9	Continuing customer loss and conservation
Midstream Revenue Reductions	$17	Reduced revenues due to restructuring of
		portfolio toward long-term contracts and
		reduced capacity for third parties
O&M	$18	Net change in O&M with $4 million in
		continuous improvement savings
Other Revenue Reductions	$5	Lost gas and additional company use
Income Taxes & Other	$(3)

Total	$51

•	Rate Base and Rate of Return:
MichCon is requesting a return on equity of 11%, no change from its current authorized ROE of 11%. MichCon’s weighted cost of capital is 6.86%, after tax, 9.73% pre-tax. The company is requesting a change to its current permanent capital structure to reflect approximately 52% equity and 48% long-term debt. The projected average rate base for the test year is $2.5 billion, which includes an equity base of $1.0 billion, long-term debt of $0.9 billion and $0.6 billion of deferred taxes, short-term debt and other. Increased rate base is primarily driven by normal distribution expenditures, pipeline integrity, new market attachments and other smaller capital projects.
•	Revenue Decoupling Mechanism (RDM):
As provided for in Michigan’s Public Act 295 of 2008, in the order in Case No. U-15985, the MPSC authorized a pilot RDM effective July 1, 2010. MichCon is proposing to modify the existing RDM, which compares weather normalized sales per customer with the base sales per customer level established in U-15985, to an RDM that establishes a base point for sales with an annual reconciliation that refunds or surcharges customers if total actual sales revenue differs from the revenue authorized in this case. Territory sales for the projected test period are forecasted to be 158 Bcf, which represents a 3% reduction from the sales level reflected in the order in Case No. U-15985.
•	Midstream Revenue Reductions:
MichCon’s rate increase assumes a $17 million reduction in midstream storage and transportation revenues due to a reduction of 7 Bcf in third party storage capacity available with a re-allocation of this capacity to MichCon’s sales and customer choice customers, a significant shift in the storage portfolio from short-term contracts that generate higher revenues to lower revenue, long-term storage contracts, and a reduction in exchange service and transportation revenue.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s 2009 Form 10-K and 2010 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

2